UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2017

ADAMS RESOURCES & ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7908	74-1753147
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

17 South Briar Hollow Lane, Suite 100, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 881-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Retirement of Mr. Thomas S. Smith

On September 7, 2017, Thomas S. Smith, President and Chief Executive Officer and Chairman of the Board of Adams Resources & Energy, Inc. (the “Company”), informed the Company of his intent to retire as President and Chief Executive Officer of the Company effective September 30, 2017 and as Chairman of the Board of Directors effective September 7, 2017. Mr. Smith will assist with an orderly transition of his responsibilities to Mr. Townes G. Pressler.

(c) Appointment of Mr. Townes G. Pressler as Executive Chairman and Formation of the Office of the Chairman

On September 7, 2017, the Company announced that the Townes G. Pressler has been appointed by the Board of Directors to serve as Executive Chairman of the Company and Chairman of the Board of Directors. Mr. Pressler, age 81, has served as an independent director on the Company’s Board of Directors since 2011 and as Vice Chairman of the Board of Directors for the last 18 months.

The Company also announced the formation of the Office of the Chairman to be led by Mr. Pressler, whose additional members are Josh C. Anders, Executive Vice President and Chief Financial Officer of the Company, Sharon C. Davis, Executive Vice President and Chief Operating Officer of the Company, and Geoffrey L. Griffith, President of Gulfmark Energy, Inc., a wholly owned subsidiary of the Company. In addition, certain officers of the Company, including the members of the Office of the Chairman, will report to Mr. Pressler.

There are no arrangements between Mr. Pressler and any other person pursuant to which Mr. Pressler was appointed to serve as an officer of the Company, nor are there any transactions in which the Company is a participant in which Mr. Pressler has a material interest requiring disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1 and incorporated herein.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated September 7, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS RESOURCES & ENERGY, INC.

Date:	September 7, 2017	By:	/s/ Josh C. Anders
Josh C. Anders
Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

Exhibit Index

99.1	Press release dated September 7, 2017.